Exhibit 10.4.52
CHANGE TO COMPENSATION ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS
EFFECTIVE NOVEMBER 15, 2008
On November 15 of each year, each non-employee director of Harris Interactive Inc. receives a grant of restricted stock as part of his annual compensation. Previously, the number of shares granted was determined by dividing the annual cash retainer paid to each non-employee director ($41,500 in 2008 and 2009) by the closing price of the Company’s stock on November 15 of the applicable year. On August 20, 2008, the directors approved a change for grants expected to be made on November 15, 2008. Each such grant will equal the number of shares determined by dividing $41,500 by the greater of (i) $3 per share and (ii) the actual closing price of the Company’s stock on November 15, 2008. By way of illustration, if the share price on November 15, 2008 is the same as the August 20, 2008 closing price of $1.47, the result of the change would be an approximate 25% reduction in base director compensation.